Exhibit 99.1

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

December 5, 2002 # 57/02

Chittenden Announces Key Executive Management Changes

Burlington, VT—Paul A. Perrault, Chairman, President and Chief Executive Officer of Chittenden Corporation ( NYSE:CHZ) announced several structural and key executive management changes to the organization. In announcing the changes, Mr. Perrault, said: “ Over the past few years, Chittenden Corporation has seen significant growth in both assets and earnings. Each step is designed to position us for a promising future. In order to fuel the success of our growing organization, it is time to make several changes to create a more appropriate and efficient corporate structure.”

To this end, John Kelly has been appointed Chief Banking Officer responsible for the oversight of the Corporation’s banks. Larry DeShaw has been appointed President of Chittenden Bank, Chittenden Corporation’s Vermont bank. In light of the expected retirement of Granite’s CEO, Charles Smith, Danny O’Brien has been assigned responsibility for the integration of the pending purchase of Granite State Bank. Kirk Walters will continue to oversee the development of several corporation-wide activities, such as treasury and finance, human resources, and facilities. Finally, Jack Barnes has been appointed Executive Vice President of a newly created service delivery group that will provide core services for the Corporation’s banks and subsidiaries.

Perrault explained; “ With these changes, we feel that our customers and employees will be able to more fully benefit from the resources that the Chittenden Corporation can bring to each of our banks and their market areas. We are looking forward to a successful future with this new structure and management organization.”

Chittenden Corporation is a multi-bank holding company with total assets of $ 5.0 billion at September 30, 2002. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company and Ocean National Bank. In addition, Granite Bank has entered into a definitive merger agreement to join the Chittenden organization in a transaction expected to close in the second quarter of 2003. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc. Chittenden Corporation’s banks offer a broad array of financial products and services, including deposit accounts and services, consumer, commercial, and public sector loans; insurance; brokerage; and wealth management services to individuals, businesses, and the public sector.

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